For Immediate Release

Contact: Rich Cleys CFO

(864) 286-4358

February 19, 2007

NASDAQ PANEL GRANTS SCANSOURCE FILING EXTENSION

GREENVILLE, SC – February 19, 2007 – ScanSource, Inc., (NASDAQ: SCSC), a leading international value-added distributor of specialty technology products, announced today that on February 15, 2007, the Company received a written notification that the NASDAQ Listing Qualifications Panel had granted the Company’s request for continued listing on The NASDAQ Stock Market, subject to certain conditions. These conditions are (i) until it becomes current in its filings, the Company provide NASDAQ certain additional information regarding the Special Committee’s review and recommendations, and (ii) the Company file its First Quarter 10-Q and Second Quarter 10-Q, and any required restatements, on or before May 16, 2007. This extension will also cover the second NASDAQ Staff Determination letter received by the Company on February 13, 2007 indicating that the Company’s failure to file its Second Quarter 10-Q as required by Marketplace Rule 4310(c)(14), serves as an additional basis for delisting the Company’s common stock from the NASDAQ Stock Market.

In addition, the Company obtained additional waivers until May 15, 2007 under the Company’s Credit Agreement, with respect to the delivery of certain quarterly information and documentation to its lenders, to the extent impacted by the pending review of the Special Committee of the Board of Directors of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

Certain statements contained in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company’s Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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